EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into December 17, 2015 to be effective the 31st day of December, 2015 (the “Effective Date”) is made by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and DONALD F. DETAMPEL, JR. (the “Executive”).

RECITALS:

WHEREAS, it is the desire of the Company to assure itself of the services of Executive by engaging Executive as its Executive Vice President and President, Commercial Services and the Executive desires to serve the Company on the terms herein provided;

WHEREAS, Executive’s agreement to the terms and conditions of Sections 14, 15 and 16 are a material and essential condition of Executive’s employment with the Company hereafter under the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.Certain Definitions.

(a) “Annual Base Salary” shall have the meaning set forth in Section 5.

(b)“Board” shall mean the Board of Directors of the Company.

(c)“Bonus” shall have the meaning set forth in Section 6.

(d)The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i)Executive’s breach of a material obligation (which, if curable, is not cured within ten business (10) days after the Company provides written notice of such breach) or representation under this Agreement or breach of any fiduciary duty to the Company which, if curable, is not cured within ten business (10) days after the Company provides written notice of such breach; or any act of fraud or knowing material misrepresentation or concealment upon, to or from the Company or the Board;

(ii)Executive’s failure to adhere in any material respect to (i) the Company’s Code of Conduct in effect from time to time and applicable to officers and/or employees generally, or (ii) any written Company policy, if such policy is material to the effective performance by Executive of the Executive’s duties under this Agreement, and if Executive has been given a reasonable opportunity to cure this failure to comply within a period of time which is reasonable under the circumstances but not more than the thirty (30) day period after written notice of such failure is provided to Executive; provided that if Executive cures this failure to comply with such a policy and then fails again to comply with the same policy, no further opportunity to cure that failure shall be required;

(iii)Executive’s misappropriation (or attempted misappropriation) of a material amount of the Company’s funds or property;

(iv)Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), or entering into any pretrial diversion program or agreement or suspended imposition of sentence, with respect to either a felony or a crime that adversely affects or could reasonably be expected to adversely affect the Company or its business reputation; or the institution of criminal charges against Executive, which are not dismissed within sixty (60) days after institution, for fraud, embezzlement, any felony offense involving dishonesty or constituting a breach of trust or moral turpitude;

(v)Executive’s admission of liability of, or finding of liability for, a knowing and deliberate violation of any “Securities Laws.” As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(vi)conduct by Executive in connection with Executive’s employment that constitutes gross neglect of any material duty or responsibility, willful misconduct, or recklessness which, if curable, is not cured within ten business (10) days after the Company provides written notice of such breach;

(vii)Executive’s illegal possession or use of any controlled substance, or excessive use of alcohol at a work function, in connection with Executive’s duties, or on Company premises; “excessive” meaning either repeated unprofessional use or any single event of consumption giving rise to significant intoxication or unprofessional behavior;

(viii)Executive’s willful or grossly negligent commission of any other act or failure to act in connection with the Executive’s duties as an executive of the Company which causes or reasonably may be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the business reputation of the Company or any subsidiary or affiliate of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

If Executive commits or is charged with committing any offense of the character or type specified in Section 1(d)(iv), (v) or (viii) above, then the Company at its option may suspend the Executive with or without pay and such suspension shall not constitute “Good Reason” hereunder or for purposes of any other arrangement with the Company. If the Executive subsequently is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any such offense (or any matter that gave rise to the suspension), the Executive shall immediately repay any compensation paid in cash hereunder from the date of the suspension. Notwithstanding anything to the contrary in any stock option or equity incentive plan or award agreement, all vesting and all lapsing of restrictions on restricted shares shall be tolled during the period of suspension and all unvested options and restricted shares for which the restrictions have not lapsed shall terminate and not be exercisable by or issued to Executive if during or after such suspension the Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any offense specified in Section 1(d)(iv), (v) or (viii) above or any matter that gave rise to the suspension.

(e) “Change of Control” shall mean the occurrence of any of the following events:

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(i)an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act of 1934, amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that voting securities which are acquired in a “Non-Control Transaction” (as hereinafter defined) assuming that the acquisition of voting securities for this purpose qualifies as Merger (as hereinafter defined) shall not constitute a Change of Control;

(ii)the individuals who as of the Effective Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (excluding any director whose nomination or election to the Board is the result of any actual or threatened proxy contest or settlement thereof) was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(iii)the consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean (A) a Merger where: (1) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such Merger or its controlling parent entity (the “Surviving Entity”), (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors (or similar governing body) of the Surviving Entity, and (3) no Person other (X) than the Company, its subsidiaries or affiliates or any of their respective employee benefit plans (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any subsidiary or affiliate of the Company, or (Y) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty-five percent (35%) or more of the then outstanding voting securities of the Company, has Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity;

(iv)complete liquidation or dissolution of the Company (other than where assets of the Company are transferred to or remain with subsidiaries of the Company); or

(v)the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis, directly or indirectly, to any Person (other than a transfer to a subsidiary or affiliate of the Company unless, such sale or disposition constitutes a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a subsidiary or affiliate of the Company or any other assets).

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)“Committee” shall mean either the Compensation and Benefits Committee of the Board, or a Subcommittee of such Committee duly appointed by the Board or the Committee or any

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successor to the functions thereof.

(h)“Company” shall have the meaning set forth in the preamble hereto.

(i)“Company Stock” shall mean the common stock, par value $.001 per share of the Company.

(j)“Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death and (ii) if Executive’s employment is terminated pursuant to Section 11(a)(ii)-(vi), the date of termination of employment, as defined in Section 409(A) regulations under the Code.

(k)For purposes of this Agreement, Executive will be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, (a) Executive is unable to perform Executive’s duties under this Agreement with reasonable accommodation for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section, or (b) Executive is considered disabled for purposes of receiving / qualifying for long term disability benefits under any group long term disability insurance plan or policy offered by Company in which Executive participates. The Disability of Executive will be determined by a medical doctor selected by written agreement of Company and Executive upon the request of either party by notice to the other, or (in the case of and with respect to any applicable long term disability insurance policy or plan) will be determined according to the terms of the applicable long term disability insurance policy / plan. If Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a Disability. The determination of the medical doctor selected under this Section will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section, and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead under this Section for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section.

(l)“Executive” shall have the meaning set forth in the preamble hereto.

(m)“Good Reason” shall mean any of the events described herein that occur without Executive’s prior written consent: (i) any reduction in Executive’s Annual Base Salary, Target Bonus Percentage, or title except as permitted hereunder, (ii) any failure to pay Executive’s compensation hereunder when due; (iii) any material breach by the Company of a material term of this Agreement; (iv) relocation of Executive’s primary workplace to a location that is more than fifty (50) miles from the office where Executive is then assigned to work as Executive’s principal office; (v) a transfer or reassignment to another executive of material responsibilities that have been assigned to Executive (and were not identified by the Company to be assigned only on an interim basis at the time of assignment or thereafter) and generally are part of the responsibilities and functions assigned to a Executive Vice President and President, Commercial Services of a public corporation unless a Non-renewal Notice has been delivered to Executive at any time within one hundred ninety (190) days prior to the end of the term of this Agreement; (in each case “(i)” through “(v)” only if Executive provides written notice of such event within 30 days after the occurrence of such events, the Company fails to retract and/or rectify the claimed Good Reason within 30 days following Company’s receipt

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of timely written notice from Executive and Executive terminates employment within 10 days of the expiration of such cure period); (vi) if within six months after a Change of Control, Executive has not received an offer from the surviving company to continue in Executive’s position immediately prior to such Change of Control under at least the same terms and conditions (except that the value of equity-based compensation after such Change of Control need only be commensurate with the value of equity-based compensation given to executives with equivalent positions in the surviving company, if any) as set herein; or (vii) the failure of a successor to the business of the Company to assume the Company’s obligations under this Agreement in the event of a Change of Control during its term.

(n)“Notice of Termination” shall have the meaning set forth in Section 11(b).

(o)“Non-renewal Notice” shall have the meaning set forth in Section 2.

(p)“Person” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934.

(q)“Term” shall have the meaning set forth in Section 2.

(r)“Voluntary” and “Voluntarily” in connection with Executive’s termination of employment shall mean a termination of employment resulting from the initiative of the Executive, excluding a termination of employment attributable to Executive’s death or Disability. A resignation by Executive that is in response to a communicated intent by the Company to discharge Executive other than for Cause is not considered to be “Voluntary” and shall be considered to be a termination by the Company for the purposes of this Agreement.

2.Employment Term. The Company hereby employs the Executive, and the Executive hereby accepts employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Effective Date hereof and terminating upon the earlier of (i) December 31, 2017 (the “Initial Term”) and (ii) the Date of Termination. The Company may, in its sole discretion, extend the term of this Agreement for additional one-year periods. If the Company fails to provide Executive with at least one hundred eighty (180) days notice prior to the end of the Initial Term or any extension thereof of the Company’s intent to not renew this Agreement (the “Non-renewal Notice”), the Initial Term or any previous extension thereof shall be extended one day for each day the Company does not provide the Non-renewal Notice. If the Company fails to provide any Non-renewal Notice and does not extend the term of this Agreement, the Non-renewal Notice shall be deemed to have been given to Executive on the last day of the term of this Agreement.

3.Position and Duties. Executive shall serve as Executive Vice President and President, Commercial Services reporting to the Chief Executive Officer or the Executive Vice President, President of Business Enterprise Services, with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the Company’s services known as Spectrum Business, transition issues, matters related to the mergers with Time Warner Cable, Inc. and the acquisition of Bright House Networks, LLC and any other matters determined from time to time by the Chief Executive Officer or Executive Vice President, President of Business Enterprise Services. Executive shall devote all necessary business time and attention, and employ Executive’s reasonable best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria.

4.Place of Performance. In connection with Executive’s employment during the Term,

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Executive’s initial primary workplace shall be the Company’s offices in or near Denver, Colorado, except for necessary travel on the Company’s business.

5.Annual Base Salary. During the Term and beginning on the Effective Date, Executive shall receive a base salary at a rate not less than $655,080 per annum (the “Annual Base Salary”), less standard deductions, paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly. The Annual Base Salary shall compensate Executive for any position or directorship of a subsidiary or affiliate that Executive is asked to hold in the Company or its subsidiaries or affiliates as a part of Executive’s employment responsibilities. No less frequently than annually during the Term, the Committee, on advice of the Company’s Chief Executive Officer, shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

6.Bonus. Except as otherwise provided for herein, for each fiscal year or other period consistent with the Company’s then-applicable normal employment practices during which Executive is employed hereunder on the last day (the “Bonus Year”), Executive shall be eligible to receive a bonus in an amount equal to 75% of Executive’s Annual Base Salary (the “Target Bonus”) with the actual bonus payout depending on the achievement of target levels of performance for that year (the “Bonus”) pursuant to, and as set forth in, the terms of the Executive Bonus Plan as such Plan may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Committee in its sole discretion, with such Bonus and other bonuses being paid on or before March 15 of the calendar year next following the Bonus Year.

7.Additional Incentives. The Company, may, in its discretion, grant to Executive additional cash or equity-based incentives, including options, restricted shares or performance share units.

8.Benefits. Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites and plans as are generally provided by the Company to its senior executives of comparable level and responsibility in accordance with the plans, practices and programs of the Company, as amended from time to time; provided that, Executive shall not participate in any severance plan of the Company.

9.Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company in accordance with the Company’s generally applicable policies and procedures. Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter. In no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred.

10.Vacations. Executive shall be entitled to paid vacation in accordance with the Company’s Executive Time Off Program as in effect from time to time, provided that, in no event shall Executive be entitled to less than four weeks vacation per calendar year. A copy of the current Vacation Policy - Supplement for SVPs and above has been provided to Executive. Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s Executive Time Off Program as in effect from time to time.

11.Termination.

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(a)Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

(i)Death. Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii)Disability. If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 14th day after delivery of such notice to Executive, provided that within the 14 days after such delivery, Executive shall not have returned to full-time performance of Executive’s duties. Executive may provide notice to the Company of Executive’s resignation on account of a bona fide Disability at any time.

(iii)Cause. The Company may terminate Executive’s employment hereunder for Cause effective immediately upon delivery of notice to Executive, taking into account any procedural requirements set forth under Section 1(d) above.

(iv)Good Reason. Executive may terminate Executive’s employment herein for Good Reason upon (i) satisfaction of any advance notice and other procedural requirements set forth under Section 1(m) above for any termination pursuant to Section 1(m)(i) through (v); or (ii) at least 30 days’ advance written notice by the Executive for any termination pursuant to Section 1(m)(vi) through (vii).

(v)    Without Cause. The Company may terminate Executive’s employment hereunder without Cause upon written notice to the Executive.

(vi)    Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason upon at least fourteen (14) days’ written notice to the Company.

(b)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 11 (other than pursuant to Sections 11(a)(i)) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination which notice shall be delivered within the applicable time periods set forth in Section 11(a)(ii)-(vi) above ( the “Notice Period”); provided that, the Company may pay to Executive all Annual Base Salary, benefits and other rights due to Executive during such Notice Period instead of employing Executive during such Notice Period.

(c)Resignation from Representational Capacities. Executive hereby acknowledges and agrees that upon Executive’s termination of employment with the Company for whatever reason, Executive shall be deemed to have, and shall have in fact, effectively resigned from all executive, director, offices, or other positions with the Company or its affiliates at the time of such termination of employment, and shall return all property owned by the Company and in Executive’s possession, including all hardware, files and documents, at that time.

(d)Termination in Connection with Change of Control. If Executive’s employment is terminated by the Company without Cause or a Non-renewal Notice has been delivered to Executive either upon or

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within thirty days before or thirteen (13) months after a Change of Control, or prior to a Change of Control at the request of a prospective purchaser whose proposed purchase would constitute a Change of Control upon its completion, such termination or delivery of a Non-renewal Notice shall be deemed to constitute a termination by the Company without Cause and shall be deemed to have occurred immediately before such Change of Control for purposes of this Agreement and the Plan.

12.Termination Pay

(a)Effective upon the termination of Executive’s employment, Company will be obligated to pay Executive (or, in the event of Executive’s death, the Executive’s designated beneficiary as defined below) only such compensation as is provided in this Section 12, except to the extent otherwise provided for in any Company stock incentive, stock option or cash award plan (including, among others, the Plan), approved by the Board. For purposes of this Section 12, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to Company from time to time or, if Executive fails to give notice to Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee

(b)Termination by Executive for Good Reason or by Company without Cause. If prior to expiration of the Term, Executive terminates his or her employment for Good Reason, or if the Company terminates Executive’s employment other than for Cause or Executive’s death or Disability, Executive will be entitled to receive, subject to the conditions of this Agreement, the following:

(i)(A) all Annual Base Salary and Bonus duly payable under the applicable plan for performance periods ending prior to the Date of Termination, but unpaid as of the Date of Termination, plus (B) in consideration for Executive’s obligations set forth in Sections 14, 15 and 16 hereof, an amount equal to two (2) times the Executive’s then-current rate of Annual Base Salary and Target Bonus, which total sum shall be payable immediately following the Date of Termination in fifty-two (52) equal bi-weekly installments in accordance with the Company’s normal payroll practices commencing with the next payroll date immediately following the 30 day anniversary of the Date of Termination; provided that, if a Change of Control occurs (or is deemed pursuant to Section 11(d) hereof to have occurred after such termination) during such twenty-four (24) month period (and such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined under Section 409A of the Code), any amounts remaining payable to Executive hereunder shall be paid in a single lump sum immediately upon such Change of Control;

(ii)all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the Date of Termination which are payable under and in accordance with this Agreement, which amount will be paid within thirty (30) days after the submission by Executive of properly completed reimbursement requests on the Company’s standard forms, provided that, in no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred;

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(iii)a lump sum payment (net after deduction of taxes and other required withholdings) equal to twenty-four (24) times the monthly cost, at the time Executive’s employment terminated, for Executive to receive under COBRA the paid coverage for health, dental and vision benefits then being provided for Executive at the Company’s cost at the time Executive’s employment terminated. This amount will be paid on the next payroll date immediately following the 30 day anniversary of the Date of Termination and will not take into account future increases in costs during the applicable time period;

(iv)vesting of equity awards and long term incentives as provided in the applicable award agreement and plan; and

(v)pay the cost of up to twelve (12) months, as required, of executive-level outplacement services (which provides as part of the outplacement services the use of an office and secretarial support as near as reasonably practicable to Executive’s residence), provided that, in no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred;.

(c)The Executive shall not be required to mitigate the amount of any payments provided in Section 12, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 12 be reduced by any compensation earned by Executive as a result of employment by another company or business, or by profits earned by Employee from any other source at any time before or after the date of Termination, so long as Executive is not in breach of the Agreement.

(d)Termination by Executive without Good Reason or by Company for Cause. If prior to the expiration of the Term or thereafter, Executive Voluntarily terminates Executive’s employment prior to expiration of the Term without Good Reason or if Company terminates this Agreement for Cause, Executive will be entitled to receive Executive’s then-existing Annual Base Salary only through the date such termination is effective in accordance with regular payroll practices and will be reimbursed for all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the date of termination which are payable under and in accordance with this Agreement; any unvested options and shares of restricted stock shall terminate as of the date of termination unless otherwise provided for in any applicable plan or award agreement, and Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this paragraph. Notwithstanding the foregoing, if, prior to the expiration of the Term, Executive Voluntarily terminates Executive’s employment after the end of a fiscal year but prior to the date on which the Bonus described in Section 6 is paid, Executive shall be entitled to receive such Bonus, to the extent earned and unpaid, in accordance with Section 6.

(e)Termination upon Disability or Death. If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 11(a)(ii)) or death (pursuant to Section 11(a)(i)), the Company shall pay to Executive, in a lump sum cash payment following the Date of Termination, all unpaid Annual Base Salary through the Date of Termination in accordance with regular payroll practices and the Bonus previously earned for a performance period ending prior to the Date of Termination, but unpaid as of the Date of Termination, and the pro rata portion of the Bonus for such year (when and as such Bonuses are paid to other senior executives of the Company) for the Performance Period in which the termination occurred. In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Company shall make interim payments equal to such unpaid disability insurance payments to Executive until commencement of disability insurance payments; provided that, to the extent required to avoid the tax consequences of Section 409A of the Code, as determined by independent tax counsel, the first payment shall cover all payments scheduled to be made

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to Executive during the first six (6) months after the date Executive’s employment terminates, and the first such payment shall be delayed until the day that is six (6) months after the date Executive’s employment terminates.

(f)Benefits. Except as otherwise required by law, Executive’s accrual of, and participation in plans providing for, the Benefits will cease at the effective Date of the Termination of employment.

(g)Conditions To Payments. To be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 12(b)(i) and 12(e) (other than a termination by reason of Executive’s death as set forth in Section 11(a)(i)), Executive must comply with the provisions of Sections 14, 15 and 16. In addition, to be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 12(b) and 12(e) Executive (or Executive’s executor and personal representatives in case of death) must execute and deliver to Company, and comply with, an agreement, in form and substance reasonably satisfactory to Company, effectively releasing and giving up all claims Executive may have against Company or any of its subsidiaries or affiliates (and each of their respective controlling shareholders, employees, directors, officers, plans, fiduciaries, insurers and agents) arising out of or based upon any facts or conduct occurring prior to that date. The agreement will be prepared by Company, will be based upon the standard form (if any) then being utilized by Company for executive separations when severance is being paid, and will be provided to Executive at the time Executive’s employment is terminated or as soon as administratively practicable thereafter (not to exceed five (5) business days). The agreement will require Executive to consult with Company representatives, and voluntarily appear as a witness for trial or deposition (and to prepare for any such testimony) in connection with, any claim which may be asserted by or against Company, any investigation or administrative proceeding, any matter relating to a franchise, or any business matter concerning Company or any of its transactions or operations. It is understood that the final document may not contain provisions specific to the release of a federal age discrimination claim if Executive is not at least forty (40) years of age, and may be changed as Company’s chief legal counsel considers necessary and appropriate to enforce the same, including provisions to comply with changes in applicable laws and recent court decisions. Payments under and/or benefits provided by Section 12 will not continue to be made unless and until Executive executes and delivers that agreement to Company within twenty-one (21) days after delivery of the document (or such lesser time as Company’s chief legal counsel may specify in the document) and all conditions to the effectiveness of that agreement and the releases contemplated thereby have been satisfied (including without limitation the expiration of any applicable revocation period without revoking acceptance).

(h)Termination Following Expiration. Executive shall not be entitled to any severance payment under this Agreement or otherwise upon a termination following the expiration of the term of this Agreement except as may result from a termination by the Company without Cause as provided in Section 12(b).

(i)Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration, subject to the terms of any agreement containing a general release provided by Executive.

(j)Definitions. For purposes of this Section 12, the terms “termination of employment” or “terminate” when used in the context of termination of employment shall mean separation from service with the Company and its affiliates as the terms “separation from service” and “affiliate” are defined in Section 409A of the Code or the regulations thereunder.

(k)Notwithstanding anything to the contrary in this Section 12, any of the benefits described in this Section 12 that are due to be paid or awarded during the first six-(6) months after the Date of Termination

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shall, to the extent required to avoid the additional taxes and penalties imposed under Section 409A of the Code (as determined by independent tax counsel), be suspended for six months and paid on the day after the sixth month anniversary of the Date of Termination. All installment payments shall be considered to be a series of separate payments.

13.Excess Parachute Payment.

(a)Anything in this Agreement or the Plan to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction of the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments in such order as to provide Executive the largest amount of payments possible. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(b)The determination of whether the Total Payments shall be reduced as provided in Section 13(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the ten largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided that, Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the ten largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party. Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive. If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 13(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by the Executive Party and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.

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(c)If, notwithstanding any reduction described in this Section 13, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

(d)Notwithstanding any other provision of this Section 13, if (i) there is a reduction in the Total Payments as described in this Section 13, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 13 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

14.	Competition/Confidentiality.

(a)Acknowledgments by Executive. Executive acknowledges that (a) during the Term and as a part of Executive’s employment, Executive has been and will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, Company desires to obtain exclusive ownership of each invention by Executive while Executive is employed by the Company, and Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Executive; and (d) the provisions of this Section 14 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Company with exclusive ownership of all inventions and works made or created by Executive.

(b)Confidential Information. (i) The Executive acknowledges that during the Term Executive will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence. The Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after Executive’s employment terminates, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of any duties as an employee hereunder) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii)As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to Company learned by the Executive during the Term or as a result of Executive’s employment with Company:

(A)information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

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(B)the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C)any trade secret or confidential information of or concerning any business operation or business relationship;

(D)computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E)information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F)information concerning the Company’s employees, officers, directors and shareholders; and

(G)any other trade secret or information of a confidential or proprietary nature.

(iii)Executive shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Executive to be for the benefit of the Company, and will, at Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may at any time have within his possession or control that contain any Confidential Information.

(iv)Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by Executive or which has become rightfully available to Executive on a non-confidential basis from any third party, the disclosure of which to Executive does not violate any contractual or legal obligation such third party has to the Company or its affiliates with respect to such Confidential Information. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information.

(v)Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive recognizes that, as between Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of Executive’s employment by either party, or upon the request of Company during the Term, Executive will

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return to Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

15.	Proprietary Developments.

(a)Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Executive to Company and shall be Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the Term. Executive hereby transfers and assigns to Company all proprietary rights which Executive may have or acquire in any Developments and Executive waives any other special right which the Executive may have or accrue therein. Executive will execute any documents and to take any actions that may be required, in the reasonable determination of Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to Company with respect to such Developments as are to be Company’s exclusive property or to vest in Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by Company. The parties agree that Developments shall constitute Confidential Information.

(b)“Work Made for Hire.” Any work performed by Executive during Executive’s employment with Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

16.	Non-Competition and Non-Interference.

(a)Acknowledgments by Executive. Executive acknowledges and agrees that: (a) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 16 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living.

(b)Covenants of Executive. For purposes of this Section 16, the term “Restricted Period” shall mean the period commencing as of the date of this Agreement and terminating on the second anniversary (or, in the case of Section 16(b)(iii), the first anniversary), of the date Executive’s employment terminated provided that the “Restricted Period” also shall encompass any period of time from whichever anniversary date is applicable until and ending on the last date Executive is to be paid any payment under Section 12 hereof. In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Company, Executive covenants and agrees that during the Restricted Period, the Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company:

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(i)in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (defined below); serve as an officer or director of a Competitive Business (regardless of where Executive then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Executive then lives or conducts such activities); or directly or indirectly provide any services or advice to a any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company). A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business; owns or operates a cable television system; provides direct television or any satellite-based, telephone system-based, internet-based or wireless system for delivering television, music or other entertainment programming (other than as an ancillary service, such as cellular telephone providers); provides telephony services using any wired connection or fixed (as opposed to mobile) wireless application; provides data or internet access services; or offers, provides, markets or sells any service or product of a type that is offered or marketed by or directly competitive with a service or product offered or marketed by the Company at the time Executive’s employment terminates; or who or which in any case is preparing or planning to do so. The provisions of this Section 16 shall not be construed or applied (i) so as to prohibit Executive from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Executive’s investment is passive and Executive does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment; or (ii) so as to prohibit Executive from working as an employee, consultant or contractor in the cable television business for a company/business that owns or operates cable television franchises (by way of current example only, Time Warner Cable, Cablevision, Cox or Comcast), provided that the company/business is not providing cable services in any political subdivision/ geographic area where the Company has a franchise or provides cable services (other than nominal overlaps of service areas) and the company/business is otherwise not engaged in a Competitive Business, and provided Executive does not otherwise violate the terms of this Agreement in connection with that work;

(ii)contact, solicit or provide any service to any person or entity that was a customer franchisee, or prospective customer of the Company at any time during Executive’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any competitor of the Company, any business of a type provided by or competitive with a product or service offered by the Company; or

(iii)solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the date Executive’s employment terminated, or otherwise interfere with

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the relationship between any such person and the Company; nor will the Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees, nor shall it prohibit Executive from providing a personal reference for the person or persons described in this subsection in response to a request for such a personal reference.

If Executive violates any covenant contained in this Section 16, then the term of the covenants in this Section shall be extended by the period of time Executive was in violation of the same.

(c)Provisions Pertaining to the Covenants. Executive recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of Section 16 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Executive’s employment terminates. It is agreed that the Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Executive’s breach of this Section, Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder. If any provision of Sections 14, 15, or 16 of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances. Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non existence of any other similar agreement for anyone else employed by Company or by Company’s failure to exercise any of its rights under any such agreement.

(d)Notices. In order to preserve Company’s rights under this Agreement, Company is authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and Company shall not be liable for doing so.

(e)Injunctive Relief and Additional Remedy. Executive acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 14, 15 and 16) would be irreparable and that an award of monetary damages to Company for such a breach would be an inadequate remedy. Consequently, Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Company will not be obligated to post bond or other security in seeking such relief. Without limiting Company’s rights under this Section or any other remedies of Company, if Executive breaches any of the provisions of Sections 14, 15 or 16, Company will have the right to cease making any payments otherwise due to Executive under this Agreement.

(f)Covenants of Sections 14, 15 and 16 are Essential and Independent Covenants. The covenants by Executive in Sections 14, 15 and 16 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Company would not have entered into this Agreement or employed Executive. Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard

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to the nature of the business conducted by Company. Executive’s covenants in Sections 14, 15 and 16 are independent covenants and the existence of any claim by Executive against Company, under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Sections 14, 15 or 16. If Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 14, 15 and 16. The Company’s right to enforce the covenants in Sections 14, 15 or 16 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Sections 14, 15 or 16, or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Sections 14, 15 and 16 of this Agreement.

17.	Executive’s Representations And Further Agreements.

(a)	Executive represents, warrants and covenants to Company that:

(i)Neither the execution and delivery of this Agreement by Executive nor the performance of any of Executive’s duties hereunder in accordance with the Agreement will violate, conflict with or result in the breach of any order, judgment, employment contract, agreement not to compete or other agreement or arrangement to which Executive is a party or is subject;

(ii)On or prior to the date hereof, Executive has furnished to Company true and complete copies of all judgments, orders, written employment contracts, agreements not to compete, and other agreements or arrangements restricting Executive’s employment or business pursuits, that have current application to Executive;

(iii)Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, Executive has been given a reasonable time to review it and has consulted with counsel of Executive’s choice; and

(iv)Executive has not provided, nor been requested by Company to provide, to Company, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not use any protected trade secrets in connection with the Executive’s employment.

(b)During and subsequent to expiration of the Term, the Executive will cooperate with Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to Company and its representatives concerning such matters. Executive shall fully cooperate with Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for Company, whether under the terms of this Agreement or prior to the execution of this Agreement. This shall include without limitation executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect such intellectual property rights. Subsequent to the Term, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. If Company requires

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the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then Company will reimburse the Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony or affidavit that is not complete and truthful.

18.Mutual Non-Disparagement. Neither the Company nor Executive shall make any oral or written statement about the other party which is intended or reasonably likely to disparage the other party, or otherwise degrade the other party’s reputation in the business or legal community or in the telecommunications industry.

19.Foreign Corrupt Practices Act. Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person. Failure by Executive to comply with the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause.

20.Purchases and Sales of the Company’s Securities. Executive has read and agrees to comply in all respects with the Company’s Securities Trading Policy regarding the purchase and sale of the Company’s securities by employees, as such Policy may be amended from time to time. Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) during any “Trading Blackout Period” as may be determined by the Company as set forth in the Policy from time to time.

21.	Indemnification.

(a)If Executive is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that, except as provided in Section 21(e) hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

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(b)The Company shall pay the expenses (including attorneys’ fees) incurred by Executive in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”), provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by Executive in his or her capacity as such shall be made only upon delivery to the Company of an undertaking (hereinafter, an “Undertaking”), by or on behalf of such Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “Final Adjudication”) that Executive was not entitled to be indemnified for such expenses under this Section 21 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 21(a) and (b) hereof shall be contract rights and such rights shall continue even after Executive ceases to be employed by the Company and shall inure to the benefit of Executive’s heirs, executors and administrators.

(c)If a claim under Section 21(a) or (b)) hereof is not paid in full by the Company within sixty (60) days after a written claim therefore has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If Executive is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, Executive shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by Executive to enforce a right to indemnification hereunder (but not in a suit brought by Executive to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, Executive has not met the applicable standard for indemnification set forth in the Delaware General Corporation Law. To the fullest extent permitted by law, neither the failure of the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of Executive is proper in the circumstances because the Executive has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct or, in the case of such a suit brought by Executive, be a defense to such suit. In any suit brought by Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Executive is not entitled to be indemnified, or to such advancement of expenses, under this Section 21 or otherwise shall, to the extent permitted by law, be on the Company.

(d)The rights to indemnification and to the advancement of expenses conferred in this Section 21 shall not be exclusive of any other right of indemnification which Executive or any other person may have or hereafter acquire by any statute, the Company’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, including all rights of indemnification provided by the Indemnification Agreement entered into by Executive and the Company dated as of the Effective Date.

(e)The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

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22.Withholding. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.

23.Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:    Charter Communications, Inc.
Attn: General Counsel
400 Atlantic Street
Stamford, CT 06901

If to Executive:	To the home address of the Executive most recently on file in the records of the Company

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

24.Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

25.Entire Agreement. This Agreement constitutes the entire agreement between the listed parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter (including that certain Employment Agreement dated December 10, 2013 by and between the parties hereto), except to the extent said agreements, understandings and arrangements are referenced or referred to in this Agreement. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

26.Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement provided that the provisions held illegal, invalid or unenforceable does not reflect or manifest a fundamental benefit bargained for by a party hereto.

27.Assignment. Subject to the Executive’s right to terminate in the event of a Change of Control hereunder, this Agreement can be assigned by the Company only to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder. The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated except that Executive may assign payments due hereunder to a trust established for the benefit

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of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning, Executive’s spouse and lineal descendants). This agreement shall be binding in all respects on permissible assignees.

28.Notification. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

29.Choice of Law/Jurisdiction. This Agreement is deemed to be accepted and entered into in St. Louis County, Missouri. Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of Missouri without giving effect to its rules governing conflicts of laws. Executive agrees that in any suit to enforce this Agreement, or as to any dispute that arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with Company, venue and jurisdiction are proper in the County of St. Louis, and (if federal jurisdiction exists) the United States District Court for the Eastern District of Missouri in St. Louis, and Executive waives all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

30.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

31.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

32.Section 409A Compliance. The Company and Executive intend that the provisions of this Agreement comply with the requirements of Code Section 409A and the regulations and guidance issued thereunder and be interpreted in accordance therewith. Executive will not have any discretion to designate the taxable year of payment of any amounts subject to Section 409A under any provision of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CHARTER COMMUNICATIONS, INC.

By: /s/ Thomas M. Rutledge
Print Name: Thomas M. Rutledge
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Donald F. Detampel, Jr.
Name:    Donald F. Detampel, Jr.

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